Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-194730) of Recro Pharma, Inc. of our report dated May 27, 2015 relating to the combined financial statements of DARA which appears in this Current Report on Form 8-K/A of Recro Pharma, Inc. dated June 2, 2015.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 2, 2015